UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ASV Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENTAL DISCLOSURE

TO

PROXY STATEMENT DATED JULY 30, 2019

ASV Holdings, Inc., a Delaware corporation (“ASV”, the “Company”, we”, “our” or “us”) is furnishing this supplement dated August 23, 2019 to the proxy statement filed by ASV with the Securities and Exchange Commission (“SEC”) on July 30, 2019, (the “Proxy Statement”), in connection with the special meeting of ASV’s stockholders to be held on September 4, 2019 at the offices of Dorsey & Whitney LLP located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402 at 10:00 a.m., local time (the “Special Meeting”).

The following information supersedes and supplements any information in the Proxy Statement relevant to the applicable topic. Except as specifically supplemented by the information contained in this supplement, all information set forth in the Proxy Statement remains unchanged. We urge you to read this supplement carefully and in its entirety together with the Proxy Statement. Any page references listed below are references to pages in the Proxy Statement, not this supplement to the Proxy Statement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Proxy Statement.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, since the June 27, 2019 announcement of the Merger Agreement (as defined in the Proxy Statement), one putative class action has been filed against the Company and the members of the board of directors of the Company (the “Board”) in the District Court for the District of Delaware captioned Michael Kent, individually and on behalf of all others similarly situated, v. ASV Holdings, Inc. et. al., Case No. 1:19-cv-01450 (filed on August 1, 2019) (the “Complaint”).  The Complaint alleges that (i) the Company’s Proxy Statement omits material information with respect to the Merger (as defined in the Proxy Statement), rendering it false and misleading and, as a result, the Company and the Board violated Section 14(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder, and (ii) the Board, as alleged control persons of the Company, violated Section 20(a) of the Exchange Act in connection with the filing of the allegedly materially deficient Proxy Statement.  The Complaint seeks various remedies, including, among other things, injunctive relief to prevent the consummation of the Merger; in the event the Merger is consummated, an order rescinding the Merger or an award of rescissory damages; an order directing that the Board disseminates a proxy statement that does not contain any untrue statements of material fact and that states all material facts required or necessary to make the statements contained therein not misleading; a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act, as well as Rule 14a-9 promulgated thereunder and an award of plaintiff’s costs, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees.

The Company believes that the claims asserted in the Complaint are without merit and no supplemental disclosure is required under applicable law.  However, in order to avoid the risk of the Complaint delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth below.  To the contrary, the Company specifically denies all allegations in the Complaint that any additional disclosure was or is required.

You are encouraged to read carefully this entire supplement and the entire Proxy Statement, including the Annexes and the other documents to which this supplement or the Proxy Statement refers or incorporates by reference, because the information in this supplement does not provide all information that might be important to you.

The Supplemental Disclosures will not affect the merger consideration to be paid to stockholders of the Company in connection with the Merger or the timing of the Special Meeting. The Board continues to recommend that the Company’s stockholders vote FOR the proposal to adopt and approve the Merger Agreement and the Transactions contemplated by the Merger Agreement and FOR the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Supplemental Disclosures to Proxy Statement in Connection with the Complaint

The disclosure in the section entitled “The Merger” under the heading “Opinion of the Company’s Financial Advisor”, beginning on page 37 of the Proxy Statement is hereby amended by:

Amending and restating the Illustrative Discounted Cash Flow Analysis on pages 42 and 43 of the Proxy Statement as follows:

Illustrative Discounted Cash Flow Analysis.    ASV provided financial forecasts for 2019 through 2022 that were included in its strategic plan prepared in September 2018.  In April 2019, ASV updated its forecast based on actual results realized in the first quarter 2019 and its updated outlook for the second quarter 2019, which were both below the original forecast, but ASV did not at that time update the forecast for the balance of 2019 nor for 2020 through 2022.  This forecast is referred to as the Strategic Plan.  The financial forecast contemplated in the Strategic Plan contemplated compounded annual sales growth from 2018 to 2022 of 18.5% and an improvement from 2018 Adjusted EBITDA of $7.7 million to forecasted EBITDA of $27.3 million in 2022 (compounded annual improvement of 37.3%). Based on changing economic conditions, ASV’s financial performance subsequent to the preparation of the Strategic Plan, and recognition that execution of the Strategic Plan could take longer than originally estimated, an updated set of financial projections was prepared for purposes of analyzing and valuing ASV, referred to as the Moderate Growth forecast. Key assumptions utilized in Moderate Growth forecast include:

•	annual sales growth of 5.0% from 2018 to 2023;

•	gradual improvement in Adjusted EBITDA margins from 5.3% for the twelve months ended May 31, 2019 to 8.8% estimated in 2023; and

•	capital expenditures estimated at 0.8% to 0.9% of sales in line with historical.

Summaries of the Strategic Plan forecast and the Moderate Growth forecast, including forecasted unlevered cash flow, are provided in the Proxy Statement under the caption “Company Financial Forecasts”. In preparing its financial analysis, Donnelly Penman assumed that the Moderate Growth forecast was the most reliable forecast available at the time of the fairness opinion.

Using the financial statement forecasts included in Moderate Growth forecast, Donnelly Penman performed an illustrative discounted cash flow analysis on the Company. ~~Utilizing~~ Donnelly Penman used discount rates ranging from 13.0% to 15.0%, reflecting estimates of the Company’s weighted average cost of capital ~~(~~derived by utilizing the capital asset pricing model, which was generally calculated as follows:

Estimation of the Cost of Equity:
Risk Free Rate(1)	2.35%

Plus: Equity Risk Premium (2)	6.14%
Selected Equity Beta	1.27
7.79%

Plus: Small Stock Risk Premium(2)	5.00%
Plus: Company Specific Risk(3)	3.00%

Estimated Cost of Equity	18.14%

Estimation of the Cost of Debt:
B Debt Rate(4)	6.35%
Less: Tax Benefit (24% Tax Rate)	-1.52%

Estimated Cost of Debt	4.83%

Weighted Average Cost of Capital:
Estimated Cost of Equity	18.14%
Target Equity/Total Capital(5)	70.00%

Estimated Cost of Debt	4.83%
Target Equity/Total Capital(5)	30.00%

Estimated WACC	14.15%

(1) Risk Free Rate based on the yield of the 20-year treasury bond as of June 26, 2019

(2) Based on Valuation Handbook: Guide to Cost of Capital, Duff & Phelps, LLC

(3) Based on assessment of specific company risks

(4) Based on B Rated Corporate Bond Yield data from ICE BofAML US High Yield B Effective Yield as of June 26, 2019

(5) Estimated using data derived from selected public companies

~~requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, future applicable marginal tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally),~~ Donnelly Penman discounted to present value as of June 30, 2019 (i) estimates of unlevered free cash flow for the Company for the last six months of 2019 and for the years 2020 through 2023 as reflected in the Moderate Growth forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated utilizing both a perpetuity growth model and an exit multiple model. For the perpetuity growth model, Donnelly Penman applied perpetuity growth rates ranging from 2.0% to 3.0%, to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Moderate Growth forecasts. The range of perpetuity growth rates was estimated by Donnelly Penman utilizing its professional judgment and experience, taking into account the forecasts, the Company’s historical and market expectations regarding long-term real growth of gross domestic product and inflation (real GDP growth and inflation have both averaged approximately 2% from 2000 through 2018 according to the Federal Reserve Bank of St. Louis). For the exit multiple method, Donnelly Penman estimated an implied terminal value based on a range of exit multiples between 7.0x and 8.0x, based upon Donnelly Penman’s professional judgment and experience given the nature of the Company’s business and the industry in which it operates, including the growth contemplated in the Company’s forecast period and relevant precedent transactions (reference Selected Transactions Analysis on page 41 of the Proxy Statement) and public company trading multiples (reference Selected Companies Analysis on page 40 of the Proxy Statement). Donnelly Penman derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived in (i) and (ii) above. From these amounts, Donnelly Penman estimated the range of illustrative enterprise values to be between $72.2 million and $84.8 million (equity value per share ranging from $4.04 to $5.29).

Although the Strategic Plan forecast was subject to greater market uncertainties and operational risks than when it was originally prepared, resulting in the preparation of the Moderate Growth forecast, Donnelly Penman also performed an illustrative discounted cash flow analysis on the Company using the Strategic Plan forecast. Donnelly Penman discounted to present value as of June 30, 2019 (i) estimates of unlevered free cash flow for the Company for the last six months of 2019 and for the years 2020 through 2023 as reflected in the Strategic Plan forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated utilizing a perpetuity growth model. Consistent with the Moderate Growth scenario and for comparative purposes, Donnelly Penman utilized discount rates ranging between 13.0% and 15.0% and applied perpetuity growth rates of 2.0% to 3.0%. From these analyses, Donnelly Penman estimated the range of enterprise value to be between $115.9 million and $127.7 million and the derived range of illustrative equity value per share ranges from $8.39 to $9.57.

Donnelly Penman further performed a sensitivity analysis on the illustrative discounted cash flow analysis of the Strategic Plan forecast using discount rates ranging between 16.0% and 17.0%, taking into consideration the increased risk inherent in achieving the Strategic Plan forecast.  The discount rate used for this analysis was derived in the same manner as the discount rate used in the illustrative discounted cash flow analysis of the Moderate Growth forecasts except that a company specific risk rate of 6% was substituted for the company specific risk rate of 3% used in the discount rate used in the illustrative discounted cash flow analysis of the Moderate Growth forecasts.  Using perpetuity growth rates ranging between 2.0% and 3.0%, Donnelly Penman estimated the range of enterprise value between $92.9 million and $105.9 million (prices per share of Company stock of $6.10 to $7.40).

Amending and restating the Leveraged Buyout Analysis paragraph on page 43 of the Proxy Statement

Leveraged Buyout Analysis. Utilizing the forecasts from the Moderate Growth scenario, Donnelly Penman performed a leveraged buyout analysis and projected illustrative implied purchase prices as to which a leveraged buyout of the Company could occur and yield for a potential investor. In this analysis, Donnelly Penman estimated annual net reduction in expenses of $1 million associated with no longer having public company reporting requirements. Donnelly Penman estimated the terminal value by utilizing a range of FY 2023F EBITDA multiples of 6.5x to 7.5x and assumed internal rate of returns ranging from 19.0% to 22.0%. The exit multiple range was selected based upon Donnelly Penman’s professional judgment and experience given the nature of the Company’s business and the industry in which it operates, including the growth contemplated in the Company’s forecast period and relevant precedent transactions (reference Selected transactions Analysis on page 41 of the Proxy Statement) and public company trading multiples (reference Selected Companies Analysis on page 40 of the Proxy Statement). The internal rate of return was derived by Donnelly Penman utilizing its professional judgment and experience, including its interaction with and understanding of targeted returns of private equity firms, family offices and institutional investors. This analysis resulted in a range of implied enterprise value between $61.0 million and $73.5 million or equity value per share of $2.92 to $4.17.

Amending and restating the third full paragraph on page 44 of the Proxy Statement

Donnelly Penman has previously been engaged by ASV within the last two years to provide advisory services. Donnelly Penman was engaged by ASV on November 6, 2017, April 23, 2018, on October 12, 2018 and on November 12, 2018, for each of which it received a fee. In these previous engagements, Donnelly Penman’s services included assistance with evaluation of potential acquisition targets and assistance with evaluation of an indication of interest received from Party A. Total fees paid by the Company to Donnelly Penman for these services amounted to approximately $116,000.  Donnelly Penman has not been engaged by Yanmar for any purpose.

Inserting the following paragraph after the fourth full paragraph on page 49 of the Proxy Statement

Legal Proceedings

On August 1, 2019, a putative class action was filed against the Company and the members of our Board in the District Court for the District of Delaware captioned Michael Kent, individually and on behalf of all others similarly situated, v. ASV Holdings, Inc. et. al., Case No. 1:19-cv-01450 (the “Complaint”).  The Complaint alleges that (i) the Company’s Proxy Statement omits material information with respect to the Merger, rendering it false and misleading and, as a result, the Company and the Board violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, and (ii) the Board, as alleged control persons of the Company, violated Section 20(a) of the Exchange Act in connection with the filing of the allegedly materially deficient Proxy Statement.  The Complaint seeks various remedies, including, among other things, injunctive relief to prevent the consummation of the Merger; in the event the Merger is consummated, an order rescinding the Merger or an award of rescissory damages; an order directing that the Board disseminates a proxy statement that does not contain any untrue statements of material fact and that states all material facts required or necessary to make the statements contained therein not misleading; a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act, as well as Rule 14a-9 promulgated thereunder and an award of plaintiff’s costs, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees.

The Company believes the Complaint is without merit, and will vigorously defend against the Complaint. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that the Company’s defense of the actions will be successful. Additional complaints containing substantially similar allegations may be filed in the future.